UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2016

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD Disclosure

Item 7.01 Regulation FD Disclosure.
The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

On December 16, 2016, Avista Corporation (Avista Corp. or the Company) issued a press release announcing the receipt of an order from the Washington Utilities and Transportation Commission (Commission or UTC), which denied the Company's proposed electric and natural gas rate increases for 2017. The Commission's order is described in further detail below under Item 8.01.

Avista Corp. anticipates issuing 2017 earnings guidance during the fourth quarter 2016 earnings conference call in February 2017.

A copy of the press release is furnished as Exhibit 99.1.

Section 8 – Other Events

Item 8.01 Other Events.

On December 15, 2016, the UTC issued an order related to Avista Corp.'s Washington electric and natural gas general rate cases that were originally filed with the UTC in February 2016. The UTC order denied the Company's proposed electric and natural gas rate increase requests of $38.6 million and $4.4 million, respectively. Accordingly, Avista Corp.'s current electric and natural gas retail rates will remain unchanged in Washington State.

The primary reason given by the Commission in reaching its conclusion is that, in Avista Corp.'s request, the Company did not follow an “appropriate methodology” to show the existence of attrition, as between historical data and current and projected data. Further, the order states that among other things, the Company did not demonstrate, as a necessary condition to being allowed an attrition adjustment, that the Company has suffered from chronic under-earning caused by circumstances beyond its ability to control. The Company disagrees with the UTC as to various questions of fact and law.

The UTC order will not allow the Company to earn a reasonable return on its significant investments made in the Company's infrastructure, and it appears the order is not supportive of the Company making the necessary investments that will allow it to continue to provide safe, reliable service to customers. In addition, the order will provide no ability for Avista Corp. to earn the return on equity authorized by the UTC or a fair return for shareholders. The Company plans to pursue all available remedies toward a reasonable end result.

The Company plans to file a petition for reconsideration and/or rehearing with the Commission, which is due within 10 days of the Commission’s order. The Company is also evaluating the option to appeal to the Thurston County Superior Court for relief, particularly if such relief is not achieved through a petition with the Commission.

Avista Corp. continues to make significant capital investments in generation, transmission and distribution systems to preserve and enhance service reliability for its customers and to replace aging infrastructure. The Commission's final order did not specifically disallow any of the Company's capital projects, which the Company continues to believe are necessary and will be recoverable in rates in the future.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

99.1    Press release dated December 16, 2016, which is being furnished pursuant to Item 7.01.

Neither the furnishing of any press release as an exhibit to this Current Report nor the inclusion in such press release of a reference to Avista Corp.'s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report. The information available at Avista Corp.'s

Internet address is not part of this Current Report or any other report furnished or filed by Avista Corp. with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	December 16, 2016	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer